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                            STERLING SOFTWARE, INC.                EXHIBIT 11(a)
                       COMPUTATION OF EARNINGS PER SHARE
                       THREE MONTHS ENDED JUNE 30, 1994
                 (in thousands, except per share information)


                                                                         Fully
                                                            Primary     Diluted
                                                            -------     -------
Earnings:
  Earnings applicable to common stockholders..............  $15,099     $15,099
  Add:  Interest expense on amounts outstanding for the
          5 3/4% Convertible Subordinated Debentures
          (net of applicable income taxes)................                1,054
        Interest income on investment of proceeds from
          assumed conversion of options and warrants (net
          of applicable income taxes).....................       36          32
                                                            -------     -------
                                                            $15,135     $16,185
                                                            =======     =======
Shares:
  Weighted average of shares outstanding..................   20,127      20,127
   Add common shares issued on assumed exercise of options
     and warrants.........................................    6,772       6,772
   Less common shares assumed repurchased.................   (4,043)     (4,043)
                                                            -------     -------
                                                             22,856      22,856
                                                            =======

Common shares issued on assumed conversion of 5 3/4%
  Convertible Subordinated Debentures.....................                4,056
                                                                        -------

                                                                         26,912
                                                                        =======

Earnings per common share:
  Primary.................................................     $.66
                                                            =======
  Fully diluted...........................................                 $.60
                                                                        =======